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EXHIBIT 11:


                                                                                   Year Ended November 30,

                                                           1992            1993           1994            1995            1996
                                                       ---------------------------------------------------------------------------

Net Income for year                                    $29,094,668     $29,887,693    $31,420,899     $33,216,662     $34,445,147
                                                       ===========================================================================
Weighted average common shares outstanding              25,988,362      25,081,056     24,218,145      23,070,525      22,428,293

Dilutive common stock equivalents:
       Stock options, based on treasury stock
       method using average market price                    47,959          22,862         43,020         147,143         219,313
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Total common and common equivalent shares
included in computation of primary and fully-diluted
earnings per share:                                     26,036,321      25,103,918     24,261,165      23,217,668      22,647,606
                                                       ===========================================================================

Earnings per share                                           $1.12           $1.19          $1.30           $1.43           $1.52
                                                       ---------------------------------------------------------------------------


(A)    Fully-diluted earnings per share is not presented on face of statement of income since incremental dilution is less than 3%.

Prior year amounts have been restated to reflect the three-for-one stock split approved by the Board of
Directors on March 12, 1991.

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